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              JEFFERSON BANCSHARES ANNOUNCES FIRST QUARTER RESULTS



Morristown, Tennessee -- (October 23, 2003) - Jefferson Bancshares, Inc. (Nasdaq: JFBI), the holding company for Jefferson Federal Bank, today reported a net loss of $1.6 million, or ($0.19) per diluted share, for the quarter ended September 30, 2003 compared to net income of $926,000, or $0.12 per diluted share, for the quarter ended September 30, 2002. The net loss for the first quarter of 2003 was due to the nonrecurring expense associated with the $4.0 million contribution to the Jefferson Federal Charitable Foundation. On July 1, 2003, Jefferson Federal Bank completed its conversion from the mutual holding company structure to the stock holding company structure. As part of the conversion, Jefferson Bancshares also formed the Jefferson Federal Charitable Foundation, which was funded with $250,000 and 375,000 shares of Jefferson Bancshares common stock. This stock and cash contribution was recorded as an expense of $4.0 million, or approximately $2.5 million after income taxes.

    Net interest income increased $83,000, or 3.0%, to $2.8 million for the quarter ended September 30, 2003. The net interest margin decreased 55 basis points to 3.67% for the quarter ended September 30, 2003. The decline in net interest margin reflects growth in earning assets with lower yields due to current low market interest rates. Interest income decreased $435,000, or 9.5%, to $4.1 million for the current three month period. The average balance of interest earning assets increased $47.8 million to $306.4 million while the average yield on interest earning assets declined 167 basis points to 5.41%. The decline in the yield on interest earning assets was due to a combination of factors including the investment of conversion proceeds in short-term securities and a decrease in both the volume and average yield on loans. Interest expense decreased $518,000, or 28.1%, to $1.3 million for the quarter ended September 30, 2003 as the average balance of deposits declined 4.8% to $213.6 million, and the average rate paid declined 81 basis points to 2.44%. The interest rate spread was 2.94% and 3.82% for the quarters ended September 30, 2003 and 2002, respectively.

     The provision for loan losses decreased $307,000 for the quarter ended September 30, 2003, as there were no additions to the allowance for loan losses during the period. The allowance for loan losses was $2.7 million, or 1.48% of total loans, at September 30, 2003 compared to $2.6 million, or 1.34% of total loans, at September 30, 2002.

     Noninterest income decreased $50,000, or 17.6%, to $234,000 for the quarter ended September 30, 2003 primarily as a result of a decrease in the net gains on sale of investments which more than offset an increase in service charges on deposit accounts.

     Noninterest expense, excluding the contribution to the Foundation, totaled $1.5 million for the quarter ended September 30, 2003, compared to $1.2 million for the same period in 2002. Compensation and benefits increased $171,000, or 29.2%, due primarily to expenses related to the Employee Stock Ownership Plan, which was adopted in connection with the conversion.

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     Total assets at September 30, 2003 were $318.4 million compared to $363.6 million at June 30, 2003. At June 30, 2003, orders received in the subscription and community offering totaled in excess of $105.0 million. Approximately $39.1 million of unfilled orders was returned to subscribers during the quarter ended September 30, 2003.

     Net loans decreased $2.6 million, or 1.4%, to $177.4 million at September 30, 2003, as new loan originations were offset by loan repayments. Loan originations for the current quarter were $13.1 million compared to $10.2 million for the same period in 2002.

     Investment securities increased $36.3 million, or 47.5%, to $112.7 million at September 30, 2003, compared to $76.4 million at June 30, 2003. The increase in investment securities is due primarily to the investment of conversion proceeds and the reinvestment of proceeds from called securities.

    Total equity increased by $59.1 million to $95.7 million at September 30, 2003 due primarily to $64.5 million in net proceeds from the conversion. As a result of a net loss for the three month period combined with dividends paid to shareholders, retained earnings decreased $1.9 million to $30.8 million at September 30, 2003. Unrealized gains and losses, net of taxes, in the available-for-sale investment portfolio are reflected as an adjustment to stockholders' equity. At September 30, 2003, the adjustment to stockholders' equity was a net unrealized gain of $143,000 compared to a net unrealized gain of $898,000 at June 30, 2003.

     Jefferson Federal Bank is a federally chartered stock thrift institution headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services within its local communities through its main office and two drive through facilities in Morristown.

     This news release may contain forward-looking statements, which can be identified by the use of words such as "believes", "expects", "anticipates", "estimates", or similar expressions. Such forward-looking statements and all other statements that are not historic facts, are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, and changes in the quality or composition of the Company's loan or investment portfolios. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated, or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

     Specific factors that could cause future results to vary from current management expectations may be detailed, from time to time in the Company's filings with the


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Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov.
           -----------

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith 423-586-8421
Jane P. Hutton 423-586-8421




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                           JEFFERSON BANCSHARES, INC.

                                                      At                At
                                                Sept. 30, 2003     June 30, 2003
                                                --------------     -------------


FINANCIAL CONDITION DATA:
Total assets                                    $ 318,380            $ 363,602
Loans receivable, net                             177,413              180,010
Cash and cash equivalents, and
    interest-bearing deposits                      15,716               96,543
Investment securities                             112,669               76,400
Borrowings                                          2,000                2,000
Deposits                                          219,618              324,247
Stockholders' equity                            $  95,722            $  36,625


                                                Three Months Ended September 30,
                                                    2003                  2002
                                                --------------     -------------

OPERATING DATA:
Interest Income                                 $   4,142            $   4,577
Interest expense                                    1,329                1,847
Net interest income                                 2,813                2,730
Provision for loan losses                               -                  307
Net interest income after
   provision for loan losses                        2,813                2,423
Noninterest income                                    234                  284
Noninterest expense                                 5,548                1,230
Earnings before income taxes                       (2,501)               1,477
Total income taxes                                   (910)                 551
Net Earnings                                    $  (1,591)           $     926


PER SHARE DATA:
Earnings per share, basic                       $   (0.19)           $    0.12 *
Earnings per share, diluted                     $   (0.19)           $    0.12 *
Dividends per share                             $    0.04            $    0.029*

* Per share amounts have been adjusted to reflect the exchange of shares in the conversion

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                                                Three Months Ended September 30,
                                                    2003                2002
                                                --------------     -------------

ALLOWANCE FOR LOAN LOSSES:
Allowance at beginning of period                $   2,841            $   2,696
Provision for loan losses                               -                  307
Recoveries                                             73                   89
Charge-offs                                          (223)                (477)
                                                --------------     -------------
Net Charge-offs                                      (150)                (388)
                                                --------------     -------------
Allowance at end of period                      $   2,691            $   2,615
                                                ==============     =============
Net charge-offs to average outstanding
    loans during the period                         0.08%                0.20%
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                                                     AT                 AT                 AT
                                                SEPT. 30, 2003     JUNE 30, 2003     SEPT. 30, 2002
                                                --------------     -------------     --------------

NONPERFORMING ASSETS:
Nonaccrual loans:
    Real Estate                                 $       1,373      $     1,739       $       2,414
    Commercial business                                    30                -                   2
    Consumer                                               55               17                  30
                                                --------------     -------------     --------------
       Total                                            1,458            1,756               2,446
                                                --------------     -------------     --------------
Real Estate Owned                                       1,581            1,227               1,591
Other nonperforming assets                                 13               16                  47
                                                --------------     -------------     --------------
Total nonperforming assets                      $       3,052      $     2,999       $       4,084
                                                ==============     =============     ==============

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                                                            THREE
                                                         MONTHS ENDED           YEAR ENDED
                                                        SEPT. 30, 2003        JUNE 30, 2003
                                                        --------------        --------------


PERFORMANCE RATIOS:
Return on average assets                                        NM                1.32%
Return on average equity                                        NM               10.25%
Interest rate spread                                         2.94%                3.66%
Net interest margin                                          3.67%                4.10%
Efficiency ratio (excludes $4.0 million                     51.17%               45.30%
     contribution to the Charitable Foundation)
Average interest-earning assets to
    average interest-bearing liabilities                   142.10%              117.67%

CAPITAL RATIOS:
Tangible capital                                            21.05%                9.75%
Core capital                                                21.05%                9.75%
Risk-based capital                                          38.83%               21.06%
Average equity to average assets                            29.98%               12.90%

ASSET QUALITY RATIOS:
Allowance for loan losses as a
    percent of total gross loans                             1.48%                1.54%
Allowance for loan losses as a
    percent of nonperforming loans                         184.57%              161.79%
Nonperforming loans as a percent
    of total loans                                           0.80%                0.95%
Nonperforming assets as as percent
    of total assets                                          0.96%                0.82%

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